Exhibit 99.1

         MUELLER INDUSTRIES, INC. REPORTS RECORD SECOND QUARTER RESULTS

    MEMPHIS, Tenn., July 25 /PRNewswire-FirstCall/ --

    Quarterly and Year-to-Date Earnings

    Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), today announced the Company's results for the second quarter of 2006. Net income for the second quarter was $58.8 million, or $1.57 per diluted share, which compares with $17.2 million, or 46 cents per diluted share, for the second quarter of fiscal 2005. Net sales for the three months ended July 1, 2006 were $779.7 million, compared with net sales of $410.5 million for the second quarter of 2005. This increase in net sales is primarily due to the increased cost of copper, the Company's principal raw material, which is generally passed through to customers by changes in selling prices.

    Year-to-date, the Company earned $92.1 million, or $2.48 per diluted share, on net sales of $1.33 billion. This compares with net income of $32.4 million, or 87 cents per diluted share, on net sales of $812.2 million for the first half of 2005. Approximately $92.3 million of the increase in first half net sales was attributable to businesses acquired late in 2005.

    Financial and Operating Highlights

    Regarding the second quarter of 2006, Mr. Karp said, "Market conditions remained vibrant throughout the second quarter on the fundamentals of strong demand and product availability. The majority of the increase in operating income is attributable to core product lines. The impact of rising raw material costs also significantly contributed to the earnings improvement.

    "Mueller's financial strength and flexibility played an important role in our success during the quarter. The price of copper gyrated widely and on average more than doubled compared with the same quarter last year. Nonetheless, we were able to secure copper supplies which enabled us to service our customers' orders on a timely basis. In all, Mueller committed over $85 million in net working capital to our business during the quarter.

     - "The COMEX average price of copper was $3.37 per pound in the second quarter of 2006, which compares with $1.53 per pound in the second quarter of 2005.

     - "Mueller ended the quarter with $138.9 million in cash; the higher balances of accounts receivable and inventories caused by rising copper prices were readily funded with cash on-hand.

     - "Our current ratio remains excellent at 2.3 to 1 and our working capital is $471.3 million.

     - "Our Plumbing & Refrigeration segment posted operating earnings of $78.3 million on net sales of $551.2 million which compares with operating earnings of $23.2 million on net sales of $302.4 million in the second quarter of 2005.

     - "Our OEM segment posted operating earnings of $21.5 million during the second quarter of 2006 on net sales of $242.1 million, which compared with operating earnings of $7.3 million on net sales of $111.0 million for the same period in 2005. Included in the OEM segment is our Chinese joint venture which reported total operating income of $3.3 million.

     - "Capital expenditures during the first half of 2006 totaled $20.9 million of which $9.1 million relates to our Chinese joint venture. We expect to invest between $40 and $45 million for capital expenditures during 2006.

     - "Selling, general and administrative expense increased to $39.7 million in the second quarter of 2006 due primarily to acquired businesses and compensation expense."

    Business Outlook for 2006

    Regarding the outlook for 2006, Mr. Karp said, "Housing starts have remained at high levels even though mortgage rates have continued to rise. Importantly, commercial construction has markedly improved and the value of private nonresidential construction put in place this year is on track to exceed the peak year of 2000. This trend is favorable for Mueller and could very well offset a slowing in the residential construction markets. Our business outlook for the third quarter of 2006 remains positive."

    Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes, office buildings, factories, hotels, hospitals, etc.

    Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

                            MUELLER INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                      For the Quarter              For the Six Months
                                           Ended                         Ended
                                 --------------------------    --------------------------
                                   July 1,        July 2,        July 1,        July 2,
                                    2006           2005           2006           2005
                                 -----------    -----------    -----------    -----------
                                        (Unaudited)                   (Unaudited)
Net sales                        $   779,663    $   410,506    $ 1,330,702    $   812,169
Cost of goods sold                   637,038        345,663      1,094,107        679,687

Gross profit                         142,625         64,843        236,595        132,482

Depreciation and
 amortization                         10,376         10,411         20,571         20,489
Selling, general, and
 administrative expense               39,689         29,136         74,648         59,491

Operating income                      92,560         25,296        141,376         52,502
Interest expense                      (5,214)        (4,752)       (10,076)        (9,936)
Other (expense) income,
 net                                     (67)         3,973          1,946          4,767

Income before income
 taxes                                87,279         24,517        133,246         47,333
Income tax expense                   (28,529)        (7,334)       (41,131)       (14,942)

Net income                       $    58,750    $    17,183    $    92,115    $    32,391

Weighted average shares
 for basic earnings
 per share                            36,891         36,599         36,791         36,552
Effect of dilutive stock
 options                                 421            466            405            556

Adjusted weighted average
 shares for diluted
 earnings per share                   37,312         37,065         37,196         37,108

Basic earnings per share         $      1.59    $      0.47    $      2.50    $      0.89

Diluted earnings per share       $      1.57    $      0.46    $      2.48    $      0.87

Summary Segment Data:
Net sales:
    Plumbing &
     Refrigeration
     Segment                     $   551,158    $   302,435    $   938,099    $   596,332
    OEM Segment                      242,128        110,958        410,100        222,283
    Elimination of
     intersegment sales              (13,623)        (2,887)       (17,497)        (6,446)

Net sales                        $   779,663    $   410,506    $ 1,330,702    $   812,169

Operating income:
    Plumbing &
     Refrigeration
     Segment                     $    78,328    $    23,150    $   122,521    $    47,777
    OEM Segment                       21,511          7,306         32,464         13,840
    Unallocated expenses              (7,279)        (5,160)       (13,609)        (9,115)

Operating income                 $    92,560    $    25,296    $   141,376    $    52,502

                            MUELLER INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                              July 1,     December 31,
                                               2006           2005
                                           ------------   ------------
                                                   (Unaudited)
ASSETS
Cash and cash equivalents                  $    138,887   $    129,685
Accounts receivable, net                        408,666        248,395
Inventories                                     248,668        196,987
Other current assets                             40,308         36,919
    Total current assets                        836,529        611,986

Property, plant, and equipment,
 net                                            313,248        307,046
Other assets                                    169,724        185,606

                                           $  1,319,501   $  1,104,638

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt          $     26,961   $      4,120
Accounts payable                                206,171        124,216
Other current liabilities                       132,068        123,056
    Total current liabilities                   365,200        251,392

Long-term debt                                  308,483        312,070
Pension and postretirement liabilities           35,834         35,236
Environmental reserves                            8,997          9,073
Deferred income taxes                            51,341         63,944
Other noncurrent liabilities                      2,884          3,078

    Total liabilities                           772,739        674,793

Minority interest in subsidiaries                21,017          6,937

Stockholders' equity                            525,745        422,908

                                           $  1,319,501   $  1,104,638

                            MUELLER INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                            For the Six Months Ended
                                           ---------------------------
                                             July 1,        July 2,
                                              2006            2005
                                           ------------   ------------
                                                   (Unaudited)
Operating activities:
Net income                                 $     92,115   $     32,391
Reconciliation of net income to net cash
 (used in) provided by operating
  activities:
    Depreciation and amortization                20,719         20,568
    Deferred income taxes                        (4,946)        (1,039)
    Minority interest in subsidiaries             1,805              7
    Share-based compensation expense              1,308              -
    Equity in earnings of
     unconsolidated subsidiary                     (964)        (3,471)
    Gain on early retirement of debt                (97)             -
    Loss on disposal of properties                   29            457
    Income tax benefit from exercise
     of stock options                            (1,042)           529
    Changes in assets and liabilities:
      Receivables                              (162,602)       (30,347)
      Inventories                               (51,127)        (3,823)
      Other assets                               (4,642)        (1,305)
      Current liabilities                        93,754         20,058
      Other liabilities                           4,439            161
      Other, net                                 (3,657)           304

Net cash (used in) provided by
 operating activities                           (14,908)        34,490

Investing activities:
Capital expenditures                            (20,918)        (8,876)
Business acquired, net of cash received           3,632              -
Proceeds from sales of properties
 and equity investment                           23,218            559

Net cash provided by (used in)
 investing activities                             5,932         (8,317)

Financing activities:
Issuance of debt by joint venture                22,425              -
Dividends paid                                   (7,373)        (7,320)
Proceeds from the sale of treasury stock          5,823          3,911
Repayments of long-term debt                     (3,413)          (396)
Income tax benefit from exercise of
 stock options                                    1,042              -
Acquisition of treasury stock                      (396)          (168)

Net cash provided by (used in)
 financing activities                            18,108         (3,973)

Effect of exchange rate changes on cash              70           (509)

Increase in cash and cash equivalents             9,202         21,691
Cash and cash equivalents at the
 beginning of the period                        129,685         47,449

Cash and cash equivalents at the end
 of the period                             $    138,887   $     69,140

SOURCE  Mueller Industries, Inc.
    -0-                             07/25/2006
    /CONTACT:  Kent A. McKee of Mueller Industries, Inc., +1-901-753-3208/